Exhibit 99.1

Press Release

January 26, 2017

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES RECORD NET INCOME, DECLARES QUARTERLY DIVIDEND.

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank, is pleased to report that fourth quarter 2016 net income was $6.0 million, or $0.37 per diluted common share. This is the highest net income ever recorded by the Company for the fourth quarter of any year. This compares to fourth quarter 2015 net income of $5.9 million, or $0.37 per diluted common share. On January 25, 2017, the Company’s Board of Directors declared a regular quarterly dividend of $0.17 per common share. This is equal to the highest quarterly dividend ever paid by the Company. The dividend is payable on February 22, 2017, to shareholders of record on February 8, 2017.

Net income for 2016 was $23.0 million, or $1.42 per diluted common share, up from $21.7 million, or $1.35 per diluted common share, for 2015.

“We are very pleased with our 2016 results,” commented Dave Nelson, President and Chief Executive Officer of the Company. “Annual earnings for 2016 represented the highest annual earnings in the 123-year history of the Company. It is our second consecutive record year, and we have had ten consecutive record quarters for each respective quarter. Our strong performance has allowed us to pay dividends at a record level in 2016."

Brad Winterbottom, West Bank President, said, “Our robust loan growth in 2016 was the primary reason for a 5.5 percent increase in net interest income compared to 2015. Outstanding loan balances grew 12.3 percent in 2016, compared to December 31, 2015, while maintaining an exceptionally high level of credit quality. Our bankers continue to focus on expanding services to our valued customer base and fostering new relationships.”

Eastern Iowa Market President, Jim Conard, commented, “During 2016, West Bank clients in eastern Iowa were active in seeking out development and acquisition opportunities. This activity contributed to the loan portfolio growth in eastern Iowa.”

“Our Rochester bankers continued generating market share growth in 2016, and we look forward to carrying that momentum into our fifth year in Rochester,” said Mike Zinser, Rochester Market President.  “Our 2016 year-end loans outstanding in Rochester increased over 27 percent, compared to December 31, 2015, and we significantly grew our deposit base in 2016. In December 2016, we celebrated the opening of our new building in the Rochester market. We believe the visibility and stature our new building provides will be a factor in accelerating our robust market share growth.”  Zinser continued, “We are encouraged with our strong, diverse pipeline of potential new business as we begin 2017 and believe we will continue our loan and deposit growth.”

The Company will file its annual report on Form 10-K with the Securities and Exchange Commission on March 1, 2017. At that time, it will be available on the Investor Relations section of West Bank's website at www.westbankstrong.com. Please refer to that document, when it is available, for a more in-depth discussion of our financial results.

The Company will discuss its financial results in a conference call scheduled for 10:00 a.m. Central Time tomorrow, Friday, January 27, 2017. The telephone number for the conference call is 888-339-0814. A recording of the call will be available until February 10, 2017, by dialing 877-344-7529. The replay passcode is 10098195.

About West Bancorporation, Inc. (NASDAQ: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight offices in the Des Moines metropolitan area, one office in Iowa City, Iowa, one office in Coralville, Iowa and one office in Rochester, Minnesota.

Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to the Company's business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this report. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue” or similar references, or references to estimates, predictions or future events.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and nonbank competitors; changes in local, national and international economic conditions; changes in regulatory requirements, limitations and costs; changes in customers' acceptance of the Company's products and services; cyber-attacks; unexpected outcomes of existing or new litigation involving the Company; and any other risks described in the “Risk Factors” sections of other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	December 31, 2016	December 31, 2015
Assets
Cash and due from banks	$40,943	$57,329
Federal funds sold	35,893	15,322
Investment securities available for sale, at fair value	260,637	320,714
Investment securities held to maturity, at amortized cost	48,386	51,259
Federal Home Loan Bank stock, at cost	10,771	12,447
Loans	1,399,870	1,246,688
Allowance for loan losses	(16,112)	(14,967)
Loans, net	1,383,758	1,231,721
Premises and equipment, net	23,314	11,562
Bank-owned life insurance	33,111	32,834
Other assets	17,391	15,208
Total assets	$1,854,204	$1,748,396

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$479,311	$486,707
Interest-bearing:
Demand	282,592	267,824
Savings	668,688	570,391
Time of $250,000 or more	10,446	14,749
Other time	105,568	101,058
Total deposits	1,546,605	1,440,729
Short-term borrowings	9,690	21,760
Long-term borrowings	125,410	127,175
Other liabilities	7,123	6,355
Stockholders' equity	165,376	152,377
Total liabilities and stockholders' equity	$1,854,204	$1,748,396

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
CONSOLIDATED STATEMENTS OF INCOME	2016	2015	2016	2015
Interest income
Loans, including fees	$14,752	$13,622	$57,419	$52,556
Investment securities	1,763	2,017	7,467	7,510
Other	50	21	108	81
Total interest income	16,565	15,660	64,994	60,147
Interest expense
Deposits	990	563	3,391	2,185
Short-term borrowings	4	8	47	46
Long-term borrowings	1,146	958	4,438	3,762
Total interest expense	2,140	1,529	7,876	5,993
Net interest income	14,425	14,131	57,118	54,154
Provision for loan losses	100	450	1,000	850
Net interest income after provision for loan losses	14,325	13,681	56,118	53,304
Noninterest income
Service charges on deposit accounts	614	675	2,461	2,609
Debit card usage fees	453	463	1,825	1,830
Trust services	364	342	1,310	1,286
Increase in cash value of bank-owned life insurance	155	177	647	727
Gain from bank-owned life insurance	—	—	443	—
Realized investment securities gains, net	6	—	66	47
Other income	338	829	1,230	1,704
Total noninterest income	1,930	2,486	7,982	8,203
Noninterest expense
Salaries and employee benefits	4,087	4,014	16,731	16,065
Occupancy	1,061	1,015	4,033	4,105
Data processing	661	591	2,510	2,329
FDIC insurance	223	219	937	839
Other expenses	1,505	1,791	6,937	6,730
Total noninterest expense	7,537	7,630	31,148	30,068
Income before income taxes	8,718	8,537	32,952	31,439
Income taxes	2,687	2,596	9,936	9,697
Net income	$6,031	$5,941	$23,016	$21,742

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2016
4th Quarter	$0.37	$0.37	$0.17	$25.05	$18.75
3rd Quarter	0.36	0.36	0.17	20.52	17.65
2nd Quarter	0.34	0.34	0.17	19.65	17.33
1st Quarter	0.35	0.35	0.16	19.58	16.04

2015
4th Quarter	0.37	0.37	0.16	21.09	17.74
3rd Quarter	0.34	0.34	0.16	20.99	17.67
2nd Quarter	0.33	0.33	0.16	20.46	17.98
1st Quarter	0.32	0.32	0.14	19.94	16.00
(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended December 31,		Year Ended December 31,
SELECTED FINANCIAL MEASURES	2016	2015	2016	2015
Return on average assets	1.30%	1.35%	1.27%	1.30%
Return on average equity	14.53%	15.64%	14.35%	14.88%
Net interest margin	3.43%	3.57%	3.49%	3.59%
Efficiency ratio*	44.38%	44.04%	46.03%	46.30%

			As of December 31,
			2016	2015
Texas ratio*			0.56%	0.87%
Allowance for loan losses ratio			1.15%	1.20%
Tangible common equity ratio			8.92%	8.71%
* A lower ratio is more desirable.

Definitions of ratios:

•	Return on average assets - annualized net income divided by average assets.

•	Return on average equity - annualized net income divided by average stockholders' equity.

•	Net interest margin - annualized tax-equivalent net interest income divided by average interest-earning assets.

•
Efficiency ratio - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.

•	Texas ratio - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets divided by tangible assets.